Exhibit 2.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:26 PM 12/1812018
FILED 04:26 PM 1211812018
SR 20188232798 - File Number 2364296

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware does hereby certify:

FIRST: That a meeting of the Board of Directors of FOR THE EARTH CORPORATION resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Fourth” so that, as amendment said Articles shall be and read as follows:

Fourth: See attached Exhibit A.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of December, 2018.

By: /s/ Nelson Grist
Authorized Officer

Title: Chief Executive Officer
Name: Nelson Grist
Print or Type

1

EXHIBIT A

Article Fourth:

The Company shall have authorized 3,030,000,004 shares of capital stock, consisting of 3,000,000,000 shares of Common Stock, par value $0.00001 per share, 4 shares of Class A Preferred Stock, par value $0.00001 per share, and 30,000,000 shares of Class B Preferred Stock, par value $0.00001 per share. The shares of Common Stock shall be entitled to one vote per share on all matters for which the shareholders are entitled to vote. The shares of Class A Preferred Stock and Class B Preferred Stock shall have the following rights and preferences.

Class A Preferred Stock

(a)	the holders of the Class A Preferred Stock shall not be entitled to receive dividends.
(b)	the holders of Class A Preferred Stock shall not be entitled to receive any distributions in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.
(c)	Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law,the holders of the Class A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of holders of Common Stock and other series or classes of preferred Stock, shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote,with respect to any question upon which holders of Common Stock and the other series or classes of Preferred Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. for so long as the Class A Preferred Stock is issued and outstanding, the holders of such Class A Preferred Stock shall vote together as a single class with the holders of the Corporation’s Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock.
(d)	If at least one share of Class A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Class A Preferred Stock at any given time, regardless of their number, shall be convertible into the number of shares of Common Stock which equals four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of conversion, plus ii) the total number of shares of Class B Preferred Stocks which are issued and outstanding at the time of conversion.
(e)	Each individual share of Class A Preferred Stock shall be convertible into the number of shares of Common Stock equal to:

[four times the sum of: {all shares of Common Stock issued and outstanding at time of conversion + all shares of Class B Preferred Stocks issued and outstanding at time of conversion}]

divided by:

[the number of shares of Class A Preferred Stock issued and outstanding at the time of conversion]

(f)	shares of Class A Preferred Stock may only be issued in exchange for the partial or full retirement of debt held by management, employees or consultants, or as directed by a majority vote of the Board of Directors. The number of Shares of Class A Preferred Stock to be issued to each qualified person (member of Management, employee or consultant) holding a Note shall be determined by the following formula:

For retirement of debt:

n åxi i = l	number of shares of Series A Preferred Stock to be issued

where x1 + x2 + x3 ••. +.. ,Xn represent the discrete notes and other obligations owed the lender (holder), which are being retired.

(g)	If at least one share of Class A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Class A Preferred Stock at any given time, regardless of their number, shall have voting rights equal to four times the sum of : i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of Class B Preferred Stocks which are issued and outstanding at the time time of voting.

(h)	Each individual share of Class A Preferred Stock shall have the voting rights equal to:

[four times the sum of: {all shares of Common Stock issued and outstanding at time of voting + all shares of Series B Preferred Stocks issued and outstanding at time of voting}]

divided by:

[the number of shares of Series A Preferred Stock issued and outstanding at the time of voting]

(i)	The shares of Class A Preferred Stock shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the certificate of incorporation of the Corporation.

Class B Preferred Stock

(a)	The holders of Class B Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

(b)	Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Class B Preferred Stock, the holders of the Class B Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $1.00 per share or, in the event of an aggregate subscription by a single subscriber for Class B Preferred Stock in excess of$100,000, 0.997 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the “Preference Value”), plus all declared but unpaid dividends,for each share of Class B Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Class B Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution,if any, shall be distributed ratably to the holders of the Corporation’s Common Stock.

(c)	Each share of Class B Preferred Stock shall be convertible at par value $0.00001 per share, at any time, and/or from time to time, into the number of shares of the Corporation’s common stock, par value $0.00001 per share (the “Common Stock”) equal to the price of the Class B referred Stock as stated in 2.6 of the Bylaws, divided by the par value of the Class B Preferred, subject to adjustment as may be determined by the Board of Directors from time to time (the “Conversion Rate”). For example, assuming a $2.50 price per share of Class B Preferred Stock, and a par value of $0.00001 per share for Class B Preferred each share of Class B Preferred Stock would be convertible into 1250,000 shares of Common Stock. Such conversion shall be deemed to be effective on the business day (the “Conversion Date”) following the receipt by the Corporation of written notice from the holder of the Class B Preferred Stock of the holder’s intention to convert the shares of Class B Stock, together with the holder’s stock certificate or certificates evidencing the Class B Preferred Stock to be converted.

(d)	Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder’s conversion of Class B Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 18933, as amended (the “Securities Act”), and that it cannot be transferred unless it is to registered,or any exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Class B Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws, the person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

All shares of Common Stock delivered upon conversion of the Class B Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable.

Effective as of the Conversion Date, such converted Class B Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversions.

(e)	The Corporation covenants that, within 30 days of receipt of a conversion notice from any holder of shares of Class B Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Class B submitting such conversion notice.
(f)	Shares of Class B Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established in Section 2.4(a) prior to the reverse split. The conversion rate of shares of Class B Preferred Stock, however,would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.
(g)	Each share of Class B Preferred Stock shall have ten votes for any election or other vote placed before the shareholders of the Company.
(h)	The initial price of each share of Class B Preferred Stock shall be $2.50.
(i)	the Price of each share of Class B Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the Unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.
(j)	Shares of Class B Preferred Stock may not be converted into shares of Common Stock for a period of: a) six (6) months after purchase,if the Company voluntary or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934 or (b) twelve (12) months if the company does not file such public reports.